Exhibit 99.2

Lexmark announces results of ReadSoft tender offer

LEXINGTON, Ky., Sept. 8, 2014

•
Lexmark International, Inc. (NYSE: LXK) today announced that approximately 98 percent of the shareholders of Sweden-based ReadSoft have accepted Lexmark’s revised tender offer of Swedish Krona (SEK) 57.00 per share, as of Sept. 4.

•	The total consideration to be paid to acquire ReadSoft is approximately $251 million, net of cash acquired, which will be funded entirely with Lexmark’s non U.S.-based cash.1

•	Now holding more than 90 percent of the shares in ReadSoft, Lexmark plans to request a compulsory purchase of the outstanding minority shares of the Swedish company.

•	Settlement for the shares tendered prior to the Sept. 4 expiration date of Lexmark’s tender offer is expected to begin around Sept. 11.

Supporting Quotes:

“ReadSoft is a strong strategic fit for Lexmark, enabling Perceptive Software to significantly grow its software presence with additional document process automation capabilities and expand its footprint in Europe,” said Paul Rooke, Lexmark chairman and chief executive officer. “We are pleased with the results from the offer and we can now look forward to taking the next steps toward integration of the company.”

About Lexmark
Lexmark is uniquely focused on connecting unstructured printed and digital information across enterprises with the processes, applications and people that need it most. For more information, please visit www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued economic uncertainty related to volatility of the global economy; inability to execute the company’s strategy to become an end-to-end solutions provider; uncertainty as a result of a slowdown in government spending; decreased supplies consumption; failure to successfully integrate newly acquired businesses; fluctuations in foreign currency exchange rates; inability to realize all of the anticipated benefits of the company’s acquisitions; possible changes in the size of expected restructuring costs, charges, and savings; market acceptance of new products; aggressive pricing from competitors and resellers; changes in the company’s tax provisions or tax liabilities; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; reliance on international production facilities, manufacturing partners and certain key suppliers; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller; periodic variations affecting revenue and profitability; excessive inventory for the company’s reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the company’s customers, channel partners, and investment portfolio; entrance into the market of additional competitors focused on office printing and imaging and software solutions, including enterprise content management, business process management, document output management, intelligent data capture and search; inability to perform under managed print services contracts; increased competition in the aftermarket supplies business; fees on the company’s products or litigation costs required to protect the company’s rights; inability to obtain and protect the company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the company may be a party; unforeseen cost impacts as a result of new legislation; the inability to attract, retain and motivate key employees; changes in a country’s political or economic conditions; the failure of information technology systems, including data breaches or cyber attacks; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

1. Tender offer is priced in Swedish Krona. The net price is based on 30,707,744 outstanding shares and includes payment for outstanding convertibles issued as part of ReadSoft’s incentive programs for employees.  Acquired cash and cash equivalents are as reported by ReadSoft at the end of the second quarter of 2014. The net price is based on the Swedish Krona currency exchange rate to the U.S. dollar as of September 5, 2014. Excludes transactions fees.

Investor Contact:
John Morgan
859-232-5568
jmorgan@lexmark.com

Lexmark Media Contact:
Jerry Grasso
859-232-3546
ggrasso@lexmark.com